Exhibit 99.1

NanoVibronix Gains Approval for Inclusion of UroShield Products in

NHS Prescription Services’ Drug Tariff

Establishes Reimbursement for UroShield Actuators Enabling Increased Distribution to NHS Patients

NHS Supply Chain Contract Extended for Complete UroShield System

ELMSFORD, N.Y., Sept. 27, 2023 (Business Wire) – NanoVibronix, Inc. (Nasdaq: NAOV), a medical device company that produces the UroShield®, PainShield® and WoundShield® Surface Acoustic Wave (SAW) Portable Ultrasonic Therapeutic Devices, today announced that its application for UroShield actuators to be available on NHS Prescription Services’ Drug Tariff has been approved.

The company also confirmed that the contract with NHS Supply Chain for the supply of UroShield through the company’s U.K. distribution partner, Peak Medical Limited, has been extended for up to four years.

Drug Tariff provides for full reimbursement of UroShield actuators by the NHS. Clinicians in the U.K. will be able to prescribe the products, which are used in conjunction with the UroShield device, beginning November 1, 2023. Both hospital and community clinicians will have the option of prescribing UroShield either through the prescription process or through the NHS contract. Importantly, wherever a patient is treated, they can now receive the full UroShield system with the NHS paying the cost and not the patient.

Brian Murphy, Chief Executive Officer of NanoVibronix, Inc., said, “Receiving reimbursement approval is a vitally important advancement in our efforts to increase access to and distribution of UroShield. Approval for clinicians to prescribe alongside the NHS procurement contract greatly eases a patient’s ability to access the UroShield device through their healthcare providers, wherever they are being treated. Across the health system, the cost of UroShield actuators will no longer be a limiting factor for patients. We are pleased that the NHS recognizes the value of the UroShield technology and the patient benefits that the device can deliver, whilst also addressing the resource and financial challenges in the healthcare system.”

Murphy continued, “Achieving reimbursement status had been a critical missing piece to advancing distribution in the NHS and now with this hurdle cleared, we are better positioned to increase unit sales throughout the country. Through our partnership with Peak Medical Limited, we have an established distribution channel and a robust team of sales and marketing professionals with vast experience in urological medicine. Furthermore, we are increasing production to meet the upsurge in demand that we believe will be generated from this new development.”

Auriol Lawson, Managing Director of Peak Medical Limited, commented, “With the Drug Tariff listing, health care professionals now have the option of prescribing UroShield actuators to help prevent Catheter-Associated Urinary Tract Infections (C-AUTIs) for patients with indwelling catheters. At Peak Medical, we are committed to delivering innovative products that can have a positive impact on patient outcomes, and UroShield has been proven and recognized by the NHS as an effective solution for preventing infection. We are delighted to be working with NanoVibronix to increase product awareness and channel the preventative devices to all patients who will benefit from its use.”

About NanoVibronix

NanoVibronix, Inc. (Nasdaq: NAOV) is a medical device company headquartered in Elmsford, New York, with research and development in Nesher, Israel, focused on developing medical devices utilizing its patented low intensity surface acoustic wave (SAW) technology. The proprietary technology allows for the creation of low-frequency ultrasound waves that can be utilized for a variety to medical applications, including for disruption of biofilms and bacterial colonization, as well as for pain relief. The devices can be administered at home without the assistance of medical professionals. The Company’s primary products include PainShield® and UroShield®, which are portable devices suitable for administration at home without assistance of medical professionals. Additional information about NanoVibronix is available at: www.nanovibronix.com.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with: (i) market acceptance of our existing and new products or lengthy product delays in key markets; (ii) negative or unreliable clinical trial results; (iii) inability to secure regulatory approvals for the sale of our products; (iv) intense competition in the medical device industry from much larger, multinational companies; (v) product liability claims; (vi) product malfunctions; (vii) our limited manufacturing capabilities and reliance on subcontractor assistance; (viii) insufficient or inadequate reimbursements by governmental and/or other third party payers for our products; (ix) our ability to successfully obtain and maintain intellectual property protection covering our products; (x) legislative or regulatory reform impacting the healthcare system in the U.S. or in foreign jurisdictions; (xi) our reliance on single suppliers for certain product components, (xii) the need to raise additional capital to meet our future business requirements and obligations, given the fact that such capital may not be available, or may be costly, dilutive or difficult to obtain; (xiii) our conducting business in foreign jurisdictions exposing us to additional challenges, such as foreign currency exchange rate fluctuations, logistical and communications challenges, the burden and cost of compliance with foreign laws, and political and/or economic instabilities in specific jurisdictions; and (xiv) market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at: http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events, or otherwise, except as required by law.

Investor Contacts:

Brett Maas, Managing Principal, Hayden IR, LLC

brett@haydenir.com

(646) 536-7331

SOURCE: NanoVibronix, Inc.